Exhibit 10.09

February 25, 2008

Rost Ginevich

Dear Rost:

American CareSource is pleased to offer you the position of Chief Information Officer. In this position you will be reporting to me.

The following are the compensation and benefit components of our offer:

•	The salary offered for this position is $175,000 annually, paid bi-monthly.

•	You will be eligible for our standard employee benefit package as outlined in our employee handbook.

•	50% bonus potential based on the achievement of Board approved Company goals and personal goals set by you and me shortly after your start date.

•
Your equity participation is 110,000 stock options with a strike price at the closing price on the day the grant is approved by the Board of Directors.  The details are outlined below in a separate paragraph.

•	Four weeks of vacation accrued per year.

•
In the event of a termination resulting from a Change of Control, the Company will pay employee a lump sum equal to three (3) months of compensation as well as any pro rata bonus earned for the current year, within 30 days following a Change of Control. In addition, the employee will continue all benefits for a period of three (3) months under the current plan.

•	The Company will reimburse reasonable expenses associated with a health club membership.

•	You will be reimbursed for normal and customary business expenses as allowed in our employee handbook.

•	The company will reimburse reasonable and customary expenses associated with a mobile phone used for business purposes according to our policy.

•	Employee will be reimbursed for the COBRA ADD and LTD payments for 90 days.

Your start date for work with American CareSource will be March 10, 2008, at our Dallas office (5429 Lyndon B. Johnson Freeway, Suite 700, Dallas, TX 75040).  This offer is contingent on you successfully passing a background check and is not to be considered a contract guaranteeing employment for any specific duration.  As an at-will employee, both you and the company have the right to terminate your employment at any time.

As part of your compensation, you will be offered the opportunity to participate in the Company’s Stock Option Plan subject to plan guidelines and Board of Director’s approval.  We have targeted your participation of 110,000 options with a strike price at the closing price of the next Board of Directors meeting or formal Board approval, whichever occurs first.  This grant will vest 25% on your first anniversary, with the balance vesting monthly over 36 months beginning in the 13th month of service.  In the event of a change in control, your options will vest 100%.

On your first day of employment, American CareSource will provide additional information about the objectives, policies, benefit programs, general employment conditions and completion of employment and benefit forms.  You will be eligible to enroll in medical, dental, vision, and other benefits on the first of the month following 90 days of employment with American CareSource Holdings, Inc.

To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development.  If you have any questions, please do not hesitate to contact me at 972.308.6842.  I look forward to working with you in the future and hope you will find your employment a rewarding experience.

Sincerely,

/s/David S. Boone

David S. Boone
President and Chief Executive Officer

Please indicate your acceptance by your signature, and return this offer letter to me.  Thank you.

/s/ Rost A. Ginevich	March 6, 2008
Signature	Date